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                                December 22, 1997




International Microcomputer Software, Inc.
1895 E. Francisco Blvd.
San Rafael, CA  94901

Gentlemen/Ladies:

        I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on or about December 11, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,000 shares of your Common Stock (the "Stock"), all of which will be sold by the selling shareholders named in the Prospectus included within the Registration Statement (the "Selling Shareholders").

        In rendering this opinion, I have examined the following:

        (1) the Registration statement, together with the Exhibits filed as a part thereof;

        (2) the Prospectus prepared in connection with the Registration
            Statement;

        (3) the minutes of meetings and actions by written consent of the Board of Directors that are contained in your minute books and that are in our possession, that relate to the issuance of the Stock and the Warrant;

        (4) the stock purchase and other agreements, other than those filed as exhibits to the Registration Statement, pursuant to which the Selling Shareholders acquired the Stock and the Warrant as described in the Registration Statement; and

        (6) such other documents as I have deemed appropriate in order to provide this opinion.

        In my examination of documents for purposes of this opinion, I have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies, the legal capacity of all natural persons executing the same, the lack of any undisclosed termination's, modifications, waivers or amendments to any documents reviewed by me and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

        As to matters of fact relevant to this opinion, I have relied solely upon my examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from records included in the documents referred to above. I have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, I am not aware of any facts that would lead me to believe that the opinion expressed herein is not accurate.

        In rendering any opinion that the shares of Stock are, or will when issued be, "fully paid," I have assumed that such shares will be issued in accordance with the terms of the underwriting agreement filed as an exhibit to the Registration Statement, and that the Company will receive full consideration for the issuance of such shares




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provided for in such agreement.

        Based upon the foregoing, it is my opinion that the shares of Stock to be issued by the Company pursuant to the Registration Statement are legally issued and nonassessable and, to our knowledge, fully paid.

        I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

        This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.


                                        Very truly yours,



                                        /s/ GEOFFREY P. KOBLICK
                                        ------------------------------------
                                            Geoffrey P. Koblick, Esq.